Exhibit 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL 60563, (630) 954-0400

FOR IMMEDIATE RELEASE:	January 08, 2015

General Employment Enterprises Announces Completion of Previously Announced $2 Million Private Placement

NAPERVILLE, Ill., Jan. 08, 2015 — General Employment Enterprises, Inc. (NYSE MKT: JOB) (“the Company” or “General Employment”) announced that it has closed the private placement of 200,000 shares of Series A Convertible Preferred Stock announced on December 4, 2014, for gross proceeds of $2.0 million.

Mr. Andrew Norstrud, Chief Executive Officer of General Employment, commented, “The closing of this strategic financing strengthens our balance sheet and provides additional working capital as we move into 2015. This raise, coupled with the Scribe Solutions acquisition which we plan to close this quarter, will result in shareholders’ equity in excess of $10 million, a debt-to-equity ratio of approximately .3 and a strong foundation for organic and acquisition growth going forward.”

About General Employment Enterprises, Inc.

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. The Company provides staffing services through a network of offices located in the United States. The Company operates in two industry segments, providing professional staffing services and solutions and light industrial staffing services through the names of General Employment, Ashley Ellis, Triad and Omni-One.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect”. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2014, and in the Company’s other filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Andrew J. Norstrud

Chief Executive Officer

Phone: (813) 803-8275

andrew.norstrud@genp.com

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone: (203) 972-9200

jnesbett@institutionalms.com